Katsh Digital ID

Empower yourself with Katsh, the first truly password-less identity access platform. Say goodbye to traditional credentials that hackers love and hello to effortless, secure access across all smart devices, with just a wave of your hand. Katsh revolutionizes authentication for seamless security.


Your PALM is
Your PASSWORD
KATSH
DIGITAL ID

Invest

$99 minimum investment

DEADLINE: November 15, 2024

in 3 months

SHARE PRICE

$1

TOTAL RAISED

$30,578

VALUATION

$8,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

EARLY BIRD DISCOUNT

Investors who participate in the offering before $100,000 or more is committed to the offering will receive an early bird discount (approximately 40%) and be able to invest at a purchase price of $.59 per share, which equates to a $5,015,000 pre-money valuation; investors who participate in the offering after the $100,000 threshold has been raised will be able to invest at a purchase price of $1 per share, which equates to a $8,500,000 pre-money valuation.

INTRODUCTION

Step into the future with Katsh, where the global transition to Digital Identities is not just embraced but redefined. Our bio-centric, privacy-focused solutions empower both businesses and consumers to navigate a world powered by trust and connectivity.

Gone are the days of cumbersome passwords and security risks. Katsh is leading the charge towards a future where authentication is seamless, secure, and passwordless.

LIFE WITH KATSH


Transfer & manage your money.
KATSH

For financial institutions committed to safeguarding their operations against fraud and providing seamless user experience, Katsh offers unparalleled technologies. Our solutions stand above the competition, outpacing the capabilities of Okta's Multi-Factor Authentication, Apple Face ID, Amazon One and various others. Katsh is designed to resist the power of Generative A.I. and the expansion of computing power, catering to the threats of the near future.

In the wake of experiencing identity theft not once, but twice, Eli and Joe embarked on a mission to reinvent identity access management.

Katsh, the ideation of their determination is a game-changer: Picture your palm, seamlessly integrated with our cutting-edge technology. This isn't just about security; it's about redefining the very essence of dynamic human detection and recognition. What we've built at Katsh is unparalleled and simply impossible to recreate by fraudsters, aiming to make Katsh immune to compromised devices and information and fake biometrics (3D printed or A.I. generated).

Katsh's choice of using the hand as a biometric solution isn't arbitrary — it's a strategic move toward unparalleled security and inclusivity. Unlike facial recognition, which can be passively accessed on CCTV cameras, your palm remains under your control. It's a voluntary biometric, ensuring that only you have the power to authorize access. Moreover, the palm doesn't discriminate against gender, race or skin color like facial recognition, making it the epitome of user-friendliness and privacy in biometric technology. With Katsh, your palm becomes not just a tool, but the key to unlocking a future of seamless, secure authentication.

Unlike others, we believe Katsh stands as the ultimate cross-device solution, allowing consumers to effortlessly consent their sensitive information with a simple hand wave, taking control of when, where, and by whom their information is accessed.



"We want to build back trust in our digital world, by offering humanity seamless technologies and provide them access to their favorite products and services, while establishing a groundwork that will accelerate and secure societal and financial inclusion."

– Eli Farhood

Founder, CEO of Katsh

KatshID is more than just a product, it's a movement. We believe that everyone deserves to have a secure and convenient digital identity that respects their privacy and autonomy. Our goal is to help as many businesses and consumers protect their sensitive information from scammers' abuse.

SUCCESS TO DATE

- Built our first Hand ID engine prototype.
- Developed IP strategy.
- Experienced team of finance, cybersecurity and business executives from HSBC, IBM, Symantec, Ernst & Young and Raytheon with multiple exits.
- Strong traction of **500% growth** of beta testing clients since 2022, representing **90 million potential end users.**
- **VISA has chosen Katsh among the Top 5 Fintech Startups in the U.S.**
- **FDIC** chose our team to participate in their **digital identity proofing sprint** for financial services.
- **University of California Riverside** accepted our team to their I-Corps program to conduct customer and **market discovery with 40+ organizations.**

PROBLEM


Identity Theft Tripled in 3 Years
Struggling Industries
Financial Services.
Healthcare.
Insurance
Uncle Sam
Identity Theft
1,500,000
1,000,000
500,000
0
3x
2018
2021

The rampant use of stolen ID credentials contributes to 80% of fraud cases, posing a significant challenge for businesses grappling with the pain and cost of credentials management.

Consumers, burdened by the friction of passwords and multi-factor authentication (MFA), experience diminished value in authentication methods. Moreover, these credentials serve as a convenient gateway for hackers to steal identities, compromise devices, and perpetrate financial fraud, presenting a pressing problem for the industry at large.

Here are the numbers:

- **$52 Billion** in total identity fraud losses in 2022
- **$2,700** in annual average cyber spend per employee
- **40%** of help desk calls are related to passwords
- **2-3 minutes** to verify a client's identity
- **$70** is the cost to reset a password

Existing Device-centric Solutions Fall Short


one

While these solutions might sound like a good option, their convenience is limited to their specialized device availability.

While current solutions like Face ID may seem convenient, we believe they fall short because they rely on a special device for authentication. This limits the convenience to the device itself, creating vulnerability if the device is compromised. In such cases, unauthorized individuals gain access to personal information, posing a significant security risk.

Today, we believe no other solution but Katsh is able to protect against these vulnerabilities when the device is compromised by malwares like NSO and various others.

WHY NOW?


edit card scammer caugh
claims to be have been
m of identity theft.

- Post-COVID, our way of life has evolved toward greater reliance on remote **interactions**.
- Given the **strides in AI,** hackers now wield a surplus of resources, urging us to remain vigilant against emerging threats.
- The **worldwide shift** towards digital IDs is underway, signaling a new era of identity management.
- The combination of AI sophistication, **abundant data, global reach, social engineering tactics**, weak security, and financial incentives makes it an opportune time for fraudsters to exploit AI and wreak havoc on identity security.
- According to the US government, identity theft is the fastest growing financial crime, affecting about **15 million Americans** each year.

> A finance worker at a multinational firm was **tricked into paying out $25 million to fraudsters using deepfake technology** to pose as the company's chief financial officer in a video conference call, according to CNN.

SOLUTION



With KatshID, Your Palm Is Your Password
Security + Privacy
- Most secure biometric
- Private and user friendly
Frictionless Verification
- One-step authentication
- No more credentials needed
Any Device —> Network Effect
- Get full market access
- Software-only solution
Every Hand is Unique > One-step Verification
KATSH
VERIFIED IDENTITY
Accounts
$12,840.10
$25,500.00
$1,938.87
$5,741.03
Launch bank's app
Wave your hand
VOILA

Katsh aims to replace conventional credentials such as passwords, verification codes, and badges with a simple hand-wave on any smart device.

With Katsh, individuals gain the power to control the authorization of their information, dictating where, when, and by whom it can be accessed to prevent fraudulent use of sensitive data. Leveraging a cutting-edge multimodal technology, Katsh combines your unique biological handprint with radically-advanced security measures, rendering your identity unaffected by compromised devices, information, and fake biometrics.

The Katsh Advantage: Unlike traditional device-centric solutions, Katsh employs a new technology that **uniquely links your identity to your biological hand,** rather than your device. This innovative approach offers unparalleled security in today's ever-evolving cyber landscape. Because we offer seamlessness, security and convenience on any smart device, not just yours, we are able to democratize access to everyone.

TECHNOLOGY DEMO


KATSH
DIGITAL ID
KATSH

Join us as we aim to secure the future of digital identities with Katsh! With passwords becoming obsolete and fraud rates soaring, traditional security measures are no longer sufficient.

Katsh's cutting-edge technology, developed over years of research and testing, offers unmatched security by replacing passwords and badges with a simple hand-wave on any smart device, saving institutions billions in identity-related fraud.

With the rise of AI, the timing for securing digital identities has never been better, presenting investors with a prime opportunity to capitalize on innovative solutions that eliminate passwords and static information for identification.

OUR HAND EXTRACTION ENGINE

We've developed over 15 A.I. models specifically designed to accurately detect and extract hands and palms across various lighting conditions and backgrounds, ensuring our engine's reliability in any scenario.


HANDS-T3-MODEL
HANDS-T8-MODEL
HANDS-T13-MODEL
HANDS-T9-MODEL
HANDS-T6-MODEL
HANDS-T7-MODEL

KATSH INFRASTRUCTURE

User Case: Bank wants KatshID to confirm its customer's identity and live human presence before letting the customer perform a transaction via their mobile device


Note: May be hosted as a service on KatshID (Cloud), or on-prem / in Bank's own infrastructure
User's Mobile Device
Bank Customer (User)
Bank App
KatshID App
Bank
KatshID (Backend)
(1) User initiates an intent to conduct a transaction via the bank's app on user's mobile device
(2) Bank's mobile app relays the intent to the Bank
(3) Bank asks KatshID (Backend) to securely confirm user's identity (and live human presence)
(4) KatshID (Backend) sends a request to the KatshID mobile app on user's mobile device, to ask the user to wave their hand
(5) KatshID mobile app prompts the user to wave their hand in front of the mobile device's camera
(6) User follows instructions to wave their hand in front of the mobile device's camera
(7) KatshID mobile app verifies a live human presence, then, based on the obtained user's hand data, generates a dynamic biometric signature (one-time pass) and sends it to KatshID (Backend)
(8) KatshID (Backend) verifies user's identity and live human presence
(9) KatshID (Backend) relays its confirmation decision of user's identity and determination of live human presence
(10) Bank allows/denies transaction based on KatshID's (Backend) confirmation
(11) If bank allowed the transaction based on KatshID's verification of user's identity and live presence, user is now able to conduct the requested transaction
Time

BUSINESS MODEL & MARKET

Our business model is planned to be B2B SaaS model + pay-as-you-go. We plan to charge an annual fee/B2B end-user + an authentication fee (based on pricing tiers). These pricing tiers are planned to create a pricing structure that is fair for each and every business based on the organization's size.

Katsh may be able to provide competitive pricing versus the competition because our software-only solution is designed to work on all smart devices and eliminates the need to develop, deploy and maintain any hardware, unlike most biometric systems today that require a specialized device to operate.

> **The identity verification market is estimated to be $80 billion, growing at a CAGR of ~17%.**
>
> ---
> *Globe Newswire*



Addressable Market
IGA + PAM
$15B
Workforce Identity
$35B
+
Customer Identity
$30B
=
Total TAM
of
$80B

PRESS


DEFENDING
DIGITAL FRONTIERS
with Hosts
Eli Farhood and Andrei Lyskov


KATSH
NERD
THE FUTURE
IDENTITY SECURITY
BIOMETRICS SIGNATURE
ELI FARHOOD
BE MY NEXT GUEST! LINK IN DESCRIPTION.
SUBSCRIBE


AUTHORIZE THE ACCESS
TO YOUR PERSONAL
INFORMATION
ELI FARHOOD
JOHN GORMALLY

- **Mission Matters**
  Defending Digital Frontiers with Eli Farhood and Andrei Lyskov
- **AI Nerd**
  The Future Identity Security: Biometrics Signature: Eli's Podcast with Thomas Helfrich
- **Threat Modeling Team Sport Podcast**
  Threat Modeling Team Sport Podcast - Featuring Eli Farhood - CEO of KATSH Digital ID.
  Digital identity theft | Biometrics id theft and id protection | Corner of cyber | Explain 2022
- **LinkedIn**
  Katsh Presentation at the City Club Los Angeles

"Katsh removes the pain of credential-based identification."
Identity Theft Analyst at Wells Fargo

"Katsh is a great co-signing tool for transactions."
Head of Digital Assets at IBM

"Katsh is a promising single-step verification that cuts the complexity and can be easily understood by CISOs."
CISO at Credit Union

WELLS FARGO
IBM
CHASE
AND OTHERS

"In an era where digital identity is paramount, Katsh Digital ID leads the pack with innovation . With a team deeply committed to addressing the challenges of the next digital era, Katsh Digital ID is not just solving a problem; they are redefining the landscape of digital identity verification. Their cutting-edge solution design, characterized by robust security features and user-friendly interfaces, ensure seamless integration into various platforms, offering unparalleled convenience and efficiency. The diligence and foresight of the Katsh team underscore their dedication to empowering individuals and businesses alike, making them an indispensable partner in navigating the digital future."

– Nitin Gaur
Head of Digital Assets at State Street Bank


Eric Gosink, Ph.D.
UCR Office of Technology Partnerships I Mentor

"Eli and Joe, representing Katsh Digital ID, participated in UC Riverside's I-Corps program in order to align their technology platform with the needs and interests of the marketplace. For their work, they applied intense dedication to learn from prospective customers how to optimize the performance of their technology which offers a secure and easy to use method to verify online and offline identity. Currently, they are engaged with our business network to continue the development of their technology, and we look forward to working with them as they showed real determination during the program as they learned firsthand about building value for potential customers."

– Eric Gosink Ph.D

Entrepreneur In Residence, UC Riverside

Our experts have been featured in:

Recognized by TopTier Organizations:

Katsh is in the screening phase with TechStars Rising Stars:

TEAM



Eli Farhood
Founder, CEO

A FINRA licensed trader and financial market analyst that has co-managed portfolios for over two decades in multiple financial hubs. In his career, Eli gained a deep knowledge of cybercrime and money laundering. After becoming an identity theft victim, he created Katsh to solve a problem affecting hundreds of millions of people.



Joe Farhood
Co-founder, CTO

Joe is a serial entrepreneur. He had his first startup at age 21, sold security software to thousands of clients at age 25, and had a successful exit at age 31. Having had several endeavors in the use of hardware and time-based variable passwords, Joe now holds pending-patents in human detection, communication security and a biometric human analysis.



Nitin Gaur
Business and Technology

Senior leader who designs and develops enterprise infrastructures and applications for Fortune 500 companies globally. After leading at IBM for more than 22 years, Nitin currently is the global head of digital assets at State Street Bank where he is focused on the ongoing transformation of financial services into the new digital economy.



Edward Bonver, CISSP, CSSLP
Infrastructure & Software Security

Leader in evolution and transformation to dramatically better software and systems security practices, software security practitioner, subject matter expert with 25+ years of field experience and development at Symantec, Raytheon Technologies and various others.



Nicolette Haines
Marketing

After graduating from Rutgers University, Nicolette has flourished as a marketing professional, accumulating extensive experience in various marketing roles within the security industry and beyond. As the Chief Marketing Officer for Katsh, she plays a pivotal role in leading our marketing initiatives and serves as our brand ambassador. With her valuable expertise and passion for our mission, Nicolette is excited to contribute to Katsh's success and shape the future of identity access management.



Jonathan Nystrom
GTM & Sales Strategy

A lifetime of experience in business. Three successful exits. A couple of abject failures. A few businesses in between. I have learned across industries, functions, markets, and approaches. I bring the perspective that business owners and operators often lack.

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Platform Development	$200,000	40.0%
Equipment/services	$20,000	4.0%
Operations	$30,000	6.0%
Legal	$50,000	10.0%
Marketing	$175,500	35.1%
Intermediary fees	$24,500	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Sinsat, Inc., doing business as Katsh Digital ID. This offering must raise at least $10,000 by November 15, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Katsh Digital ID may issue additional securities to raise up to $500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,500,000 shares
× $1 per share

$8,500,000 implied valuation

FINANCIALS

Katsh Digital ID's official name is Sinsat, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 1, 2024
- Form C/A on July 23, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Aug 5, 2024	Katsh Digital ID is excited to announce that it...
Jul 23, 2024	Filed Form C/A
Jun 27, 2024	Katsh Featured on Major Newswires: Invest in...
May 1, 2024	Primary offering of 500,000 shares at $1
May 1, 2024	Filed Form C

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